Exhibit 4.1

STOCK OPTION PLAN, AS AMENDED

2016 AMENDED AND RESTATED STOCK OPTION PLAN

CYNAPSUS THERAPEUTICS INC.
(the “Corporation”)

DIRECTORS, MANAGEMENT, EMPLOYEES AND
CONSULTANTS STOCK OPTION PLAN

ARTICLE 1 – INTRODUCTION

1.1	Purpose

The purpose of the Plan is to secure for the Corporation and its shareholders the benefits of incentives inherent in share ownership by the directors, management, employees and consultants of the Corporation and its subsidiary who, in the judgment of the Board, will contribute to their future growth and success. It is generally recognized that a stock option plan of the nature provided for herein aids the Corporation and its subsidiary in retaining and encouraging directors, management, employees and consultants who are considered as potential key contributors to the success of the Corporation and its subsidiary, by providing to them the opportunity to acquire a proprietary interest in the Corporation.

1.2	Definitions

Whenever used herein, the following words and expressions shall have the following meanings, namely:

“Affiliate” means the following:

a Company is an Affiliate of another Company if:

(a)          one of them is the subsidiary (as such term is described in the Business Corporations Act (Ontario)) of the other; or

(b)          each of them is controlled by the same Person;

A Company is “controlled” by a Person if:

(a)          voting shares of the Company are held, directly or indirectly, other than by way of security only, by or for the benefit of that Person; and

(b)          the voting shares, if voted, entitle the Person to elect a majority of the directors to the Company;

“Associate” means an associate as defined in the Securities Act (Ontario);

“Blackout Period” means, in respect of any Optionee, a period during which such Optionee is prohibited from trading in securities of the Corporation pursuant to applicable securities laws or, for an Optionee other than a U.S. Optionee, a period during which the Optionee is prohibited from trading in securities of the Corporation pursuant to any existing policy of the Corporation;

“Board” means the board of directors of the Corporation as it may be constituted from time to time;

“Change of Control” means the occurrence of any one of the following:

(a)          the purchase or acquisition of any Shares by a Person which results in the Person beneficially owning, or exercising control or direction over, Shares carrying the right to cast more than 50% of the votes attaching to all Shares, but excluding any issue or sale of Shares of the Corporation to an investment dealer or group of investment dealers as underwriters or agents for distribution to the public either by way of prospectus or private placement;

(b)          the completion by the Corporation of an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another Company which requires approval of the shareholders of the Corporation pursuant to its statute of incorporation and pursuant to which the shareholders of the Corporation immediately thereafter do not own shares of the successor or continuing Company, which would entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing Company, which may be cast to elect directors of that Company;

(c)          the liquidation, dissolution or winding-up of the Corporation;

(d)          the sale, lease or other disposition of all or substantially all of the assets of the Corporation;

(e)          the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in subsections (a), (b), (c), and (d) referred to above; or

(f)          a determination by the Board that there has been a change, whether by way of a change in the holding of the Shares, in the ownership of the Corporation’s assets or by any other means, as a result of which any person or group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” means, unless specifically indicated otherwise, a corporation, incorporated association or organization, body corporate, partnership, trust, association or other entity other than an individual;

“Corporation” means Cynapsus Therapeutics Inc., a corporation incorporated under the laws of Canada;

“Disinterested Shareholder Approval” means disinterested shareholder approval for the purposes of the policies of the Exchange;

“Eligible Consultant” means an individual (or a Company wholly owned by individuals) who:

(a)          is engaged to provide on-going consulting services to the Corporation or an Affiliate of the Corporation under a written contract;

(b)          possesses technical, business or management expertise of value to the Corporation or an Affiliate of the Corporation;

(c)          spends or will spend a significant amount of time and attention on the business and affairs of the Corporation or an Affiliate of the Corporation; and

(d)          has a relationship with the Corporation or an Affiliate of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation;

“Eligible Director” means a director of the Corporation or a director of the Corporation’s subsidiary to whom stock options can be granted in reliance on a prospectus exemption under applicable securities laws;

“Eligible Employee” means:

(a)          an individual who is considered an employee under the Income Tax Act (Canada) (such as an individual for whom income tax, employment insurance and Canada Pension Plan deductions must be made at the source);

(b)          an individual who works full-time for the Corporation or a subsidiary of the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the employer over the details and methods of work as an employee of the employer, but for whom income tax deductions are not made at the source; or

(c)          an individual who works for the Corporation or a subsidiary of the Corporation on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the employer over the details and methods of work as an employee of the employer, but for whom income tax deductions are not made at the source;

“Eligible Management Company Employee” means a Management Company Employee of the Corporation or a Management Company Employee of the Corporation’s subsidiary to whom stock options can be granted in reliance on a prospectus exemption under applicable securities laws;

“Eligible Member of Management” means any senior officer of the Corporation or a subsidiary of the Corporation to whom stock options can be granted in reliance on a prospectus exemption under applicable securities laws;

“Eligible Participant” means Eligible Consultants, Eligible Directors, Eligible Employees, Eligible Management Company Employees and Eligible Members of Management; provided, however, that without expanding the category of Eligible Participants to whom Options may be granted generally, and subject to the further limitations set forth below, in order for a U.S. Taxpayer to be an Eligible Participant, his or her status as an Eligible Consultant, Eligible Director, Eligible Employee, Eligible Management Company Employee or Eligible Member of Management must relate to services directly for the Corporation or for a “subsidiary” of the Corporation, as defined below. For this purpose, “subsidiary” means any Company that is an “eligible issuer of service recipient stock,” as defined in Section 1.409A-1(b)(5)(iii)(E) of the United States Treasury Regulations;

“Exchange” means the Toronto Stock Exchange;

“Insider” means:

(a)          an insider as defined in the Securities Act (Ontario); and

(b)          an Associate or Affiliate of any person who is an insider under subsection (a);

“Management Company Employee” means an individual employed by a Person providing management services to the Corporation or a subsidiary of the Corporation which are required for the ongoing successful operation of the business enterprise of the Corporation or a subsidiary of the Corporation;

“Notice of Disposition” means the notice, substantially in the form attached hereto as Schedule “B” or such other form as may be approved by the Board from time to time, whereby an Optionee notifies the Corporation of its intention to use the cashless manner of exercise of vested Options in accordance with Section 2.8;

“Option” means an option granted under the terms of the Plan;

“Option Agreement” means the form of option agreement substantially in the form attached hereto as Schedule “A” or such other form as may be approved by the Board from time to time;

“Option Period” means the period during which an Option may be exercised;

“Optionee” means an Eligible Participant to whom an Option has been granted under the terms of the Plan (and includes a U.S. Optionee, subject to any special conditions applicable to U.S. Optionees under the Plan);

“Participant” means an Optionee who elects to participate in the Plan;

“Person” means a Company or an individual;

“Plan” means this 2016 Amended and Restated Cynapsus Therapeutics Inc. Directors, Management, Employees and Consultants Stock Option Plan, established and operated pursuant to the terms hereof;

“Shares” means the common shares in the capital of the Corporation from time to time authorized by the charter documents of the Corporation;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Optionee” means a U.S. Taxpayer who receives an Option under the Plan;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“U.S. Taxpayer” means any Eligible Participant who is a citizen or resident of the United States (including its territories, possessions and all areas subject to the jurisdiction) or is otherwise subject to income taxation under the laws of the United States; and

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

ARTICLE 2 – TERMS OF THE PLAN

2.1	Number of Shares

Subject to adjustment under the provisions of the Plan, the aggregate number of Shares which may be issued and sold under the Plan and any other security based compensation arrangement will not exceed 10% of the total number of issued and outstanding Shares of the Corporation from time to time. The Corporation shall not, upon the exercise of any Option, be required to issue or deliver any Shares prior to:

(a)          the admission of such Shares to listing on a stock exchange on which the Shares are listed; and

(b)          the completion of such registration or other qualification of such shares under any law, rules or regulation as the Corporation shall determine to be necessary or advisable.

If any Shares cannot be issued to any Optionee for any reason, the obligation of the Corporation to issue such Shares shall terminate and any amounts paid to the Corporation on account of the aggregate Option Price therefor shall be returned to the Optionee. Any increase in the issued and outstanding Shares will result in an increase in the available number of Shares issuable under the Plan, and any exercises of Options will make new grants available under the Plan effectively resulting in a “re-loading” of the number of Options available to grant under the Plan.

The aggregate number of Shares reserved for issuance pursuant to the Plan or any other security based compensation arrangements to all applicable Eligible Participants shall not exceed 10% of the issued and outstanding Shares at the time of grant. The aggregate number of Shares reserved for issuance pursuant to the Plan or any other security based compensation arrangements to any one Eligible Participant shall not exceed 5% of the issued and outstanding Shares at the time of grant. The aggregate number of Shares issued to Insiders within any 12-month period, or issuable to Insiders at any time, under the Plan and any other security-based compensation arrangement of the Corporation, may not exceed 10% of the total number of issued and outstanding Shares of the Corporation at such time.

2.2	Participation

Options shall be granted only to bona fide Eligible Participants.

2.3	Determination of Option Recipients

The Board shall make all necessary or desirable determinations regarding the granting of Options to Eligible Participants and may take into consideration the present and potential contributions of a particular Eligible Participant to the success of the Corporation or its Affiliates and any other factors which it may deem proper and relevant.

2.4	Price

The exercise price per Share (the “Option Price”) shall be determined from time to time by the Board but, in any event, shall not be lower than the market price (as defined in the policies of the Exchange) of the Shares at the time of grant and, with respect to Options granted to a U.S. Optionee, the exercise price per Share shall not be lower than one hundred percent (100%) of the fair market value of one Share on the date of grant, with fair market value determined in accordance with Section 409A of the Code. Any reduction in the exercise price per Share shall be subject to necessary approvals as set out in Section 4.4 below.

2.5	Grant of Options

The Board may at any time and from time to time grant Options to Eligible Participants for the number of Shares and on such terms and conditions as it considers appropriate provided that such terms and conditions are not inconsistent with the Plan or the rules, regulations or policies of any stock exchange on which the Shares are listed.

Each Option granted to an Eligible Participant shall be evidenced by an agreement substantially in the form of the Option Agreement with terms and conditions consistent with the Plan and as approved by the Board (which terms and conditions need not be the same in each case).

2.6	Terms of Options

(a)          The Option Period shall not be greater than a period of 10 years after the date such Option is granted provided however that if the Option Period expires during a Blackout Period then the Option Period of such Option will be extended to the date which is 10 business days after such date on which the Blackout Period ends. The Option Period may be reduced with respect to any such Option as provided in Section 2.10 hereof.

(b)          Subject to the other terms and conditions of this Plan (including Section 2.11 hereof), the Board at its discretion may determine when any Option will become exercisable and may determine that the Option be exercisable in installments. The Board may also establish any vesting schedule relative to any Options granted hereunder provided that in no event shall Options vest over a time period that is shorter than any time period prescribed by rules, regulations or policies of any stock exchange on which the Shares are listed.

(c)          Any Options remaining unexercised after they became eligible for exercise may be exercised in whole or in part at any time during the remainder of the Option Period.

(d)          Except as set forth in Section 2.10, no Option may be exercised unless the Options have vested and the Optionee is at the time of such exercise:

(i)	in the case of an Eligible Employee, in the employ of the Corporation or a subsidiary of the Corporation and shall have been continuously so employed since the grant of his Option, but absence on leave, having the approval of the employer, shall not be considered an interruption of employment for any purpose of the Plan;

(ii)	in the case of an Eligible Director, a director of the Corporation or a subsidiary of the Corporation and shall have been such a director continuously since the grant of his Option;

(iii)	in the case of an Eligible Member of Management, an Eligible Member of Management of the Corporation or a subsidiary of the Corporation and shall have been such Eligible Member of Management continuously since the grant of his Option;

(iv)	in the case of an Eligible Management Company Employee, an Eligible Management Company Employee of the Corporation or a subsidiary of the Corporation and shall have been such Eligible Management Company Employee continuously since the grant of his Option; or

(v)	in the case of an Eligible Consultant, a consultant on retainer (whether full time or part time) by the Corporation, and shall have been continuously so retained since the grant of his Option.

(e)          Subject to Section 2.8, the exercise of any Option will be contingent upon receipt by the Corporation of payment of the aggregate Option Price for the Shares being purchased in cash or by cheque. No Optionee or his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any Shares subject to an Option, unless and until certificates for such Shares are issued to him or them under the terms of the Plan.

(f)          Notwithstanding anything contained in the Plan to the contrary, the following additional provisions shall apply only to the grant of Options to U.S. Optionees:

(i)	No adjustment to the number or type of Shares available for issuance or subject to any Option or to the exercise price for any options (including, without limitation, pursuant to Sections 2.13 and 2.14 below) and no modification or extension of an Option shall be made if and to the extent such adjustment, modification or extension (A) would cause an Option to become subject to Section 409A of the Code or (B) would violate Section 409A of the Code unless the Board determines that such adjustment is necessary and specifically acknowledges that the adjustment will be made notwithstanding any such result. Any determination made under this Section by the Board shall be final and conclusive.

(ii)	The Option may only relate to Shares that are “service recipient” stock under Section 409A of the Code and the related regulations and the Options shall have no feature for the deferral of Option gain contrary to Section 1.409A-1(b)(5)(3) of the United States Treasury Regulations.

2.7	Manner of Exercise - Cash Exercise for Vested Options

Subject to the vesting and other terms of this Plan and the Option Agreement governing any specific Options, an Option may be exercisable by the Optionee delivering to the Corporation a notice specifying the number of Shares in respect of which the Option is exercised together with payment in full of the Option Price for each such Share. Upon the Corporation’s receipt of such notice and payment there will be a binding contract for the issue of the Shares in respect of which the Option is exercised, upon and subject to the provisions of the Plan. Delivery of the Optionee’s cheque or bank draft payable to the Corporation in the amount of the aggregate Option Price shall constitute payment of the aggregate Option Price.

2.8	Manner of Exercise - Cashless Exercise for Vested Options

If a holder of an Option so desires, such holder may, subject to the vesting and other terms of this Plan and the Option Agreement governing any specific Options, elect to dispose of an Option in exchange for a payment of Shares (the “Share Payment”), and in lieu of the method described in Section 2.4 above, by delivering to the Corporation a notice that the Optionee wishes to rely on the “cashless exercise” provisions of this Section and a fully completed Notice of Disposition. The Share Payment will be satisfied by issuance to the Optionee of that whole number of Shares (rounded down to the nearest whole number) determined in accordance with the following formula:

A x (X – Y)
X

Where:

A is the number of vested Options tendered for disposition pursuant to the Notice of Disposition

X is the Market Price of the Shares on the date of the Notice of Disposition

Y is the Option Price of the unexercised vested Options in question

In the event that an Optionee delivers a Notice of Disposition under this Section and it is later determined that such Optionee does not hold a sufficient number of unexercised vested Options to deliver the Share Payment in accordance with the requirements above, such notice shall be deemed to be void in its entirety and of no further force or effect. Subject to the foregoing, upon the Corporation’s receipt of such Notice of Disposition there will be a binding contract for the issue of the Shares in respect of the Share Payment, upon and subject to the provisions of the Plan. Upon such issuance of Shares by the Corporation, the number of unexercised vested Options to be disposed of in exchange for the Share Payment shall be deemed to be cancelled without any further action by the Corporation or the Optionee and will be not available for further granting.

2.9	Lapsed Option

If Options are surrendered, terminated or expire without being exercised in whole or in part, new Options may be granted covering the Shares not purchased under such lapsed Options to the extent permitted by the rules, regulations and policies of any stock exchange on which the Shares are listed.

2.10	Effect of Termination of Relationship

(a)          If an Optionee shall die while an Eligible Employee, Eligible Director, Eligible Consultant (if an individual), Eligible Member of Management or Eligible Management Company Employee, any vested Option held by him at the date of death shall be exercisable if the Option was issued 10 days or more prior to the date of death, but only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or the laws of descent and distribution. All such Options shall be exercisable only for a period of one year after the date of death or prior to the expiration of the Option Period in respect thereof whichever is sooner.

(b)          If an Optionee ceased to be an Eligible Employee, Eligible Director, Eligible Consultant (if an individual), Eligible Member of Management or Eligible Management Company Employee for cause, no Option held by such Optionee may be exercised following the date on which such Optionee ceases to be an Eligible Employee, Eligible Director, Eligible Consultant (if an individual), Eligible Member of Management or Eligible Management Company Employee, as the case may be.

(c)          If an Optionee ceased to be an Eligible Employee, Eligible Director, Eligible Consultant, Eligible Member of Management or Eligible Management Company Employee for any reason other than cause or death, any vested Option held by such Optionee may be exercised within a reasonable period (not to exceed one year), as determined by the Board and set forth in the applicable Option Agreement, following the date on which such Optionee ceases to be an Eligible Employee, Eligible Director, Eligible Consultant (if an individual), Eligible Member of Management or Eligible Management Company Employee, as the case may be, provided such date is no later than the expiration of the applicable Option Period.

(d)          If an Optionee who is an Eligible Consultant ceased to be retained by the Corporation by virtue of a breach of the consulting agreement or the expiry thereof, or such retainer is otherwise terminated (other than for reasons set forth in Sections 2.10(a), 2.10(b) or 2.10(c) above), no Option held by such Eligible Consultant may be exercised following such breach, expiry or termination, as the case may be.

2.11	Effect of Takeover Bid

Upon the occurrence of a Change of Control, the Board will have the power, at its sole discretion and without being required to obtain the approval of shareholders or the holder of any Option, except pertaining to options granted to Consultants performing investor relations activities which will be subject to prior written Exchange approval, to make such changes to the terms of Options as it considers fair and appropriate in the circumstances, including but not limited to: (a) accelerating the vesting of Options, conditionally or unconditionally; (b) terminating every Option if under the transaction giving rise to the Change of Control, options in replacement of the Options are proposed to be granted to or exchanged with the holders of Options, which replacement options treat the holders of Options in a manner which the Board considers fair and appropriate in the circumstances having regard to the treatment of holders of Shares under such transaction; (c) otherwise modifying the terms of any Option to assist the holder to tender into any take-over bid or other transaction constituting a Change of Control; or (d) following the successful completion of such Change of Control, terminating any Option to the extent it has not been exercised prior to successful completion of the Change of Control. Notwithstanding the foregoing, with respect to any Option intended to comply with, or qualify for an exception to, Section 409A of the Code, any such adjustment shall be authorized only to the extent that such adjustment would not cause the Option to fail to comply with Section 409A or an exception thereto. The determination of the Board in respect of any such Change of Control shall for the purposes of this Plan be final, conclusive and binding.

2.12	Withholding Taxes

The Corporation may, in its sole discretion, adopt and apply from time to time such rules and guidelines that in its opinion will facilitate the Corporation’s compliance with applicable provisions of any federal, provincial, state, local or United States law relating to the withholding of tax or any other deductions in respect of the amount, if any, included in the income of a Participant in connection with the exercise of any option (the “Withholding Obligation”). Without limiting the generality of the foregoing, the Corporation may refuse to honour the exercise of an Option unless the Participant pays to the Corporation the Withholding Obligation. Subject to the Plan and applicable law, the Board may, in its sole discretion, permit the Participant to satisfy the Withholding Obligation in whole or in part, by paying cash or by electing to have the Corporation withhold Shares in such amounts as are equivalent to the market price in order to satisfy the withholding obligation. In the event that such Participant has not paid to the Corporation a sum sufficient for the Corporation to comply with such Withholding Obligation, the Corporation shall have the right to: (a) withhold from any Shares issuable pursuant to an Option or from any cash amounts otherwise due or to become due from the Corporation to the Participant an amount equal to such Withholding Obligation, and such withheld Shares shall be cancelled if required by any applicable law or regulatory authority; or (b) deduct from any Option any other amounts due from the Participant to the Corporation.

2.13	Effect of Amalgamation, Consolidation or Merger

Subject to Section 2.11, if the Corporation amalgamates, consolidates or merges with or into another corporation, any Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Participant would have received upon such amalgamation, consolidation or merger if the Participant had exercised his Option immediately prior to the record date applicable to such amalgamation, consolidation or merger, and the Option price shall be adjusted appropriately by the Board and such adjustment shall be binding for all purposes of the Plan.

2.14	Adjustment in Shares Subject to the Plan

If there is any change in the Shares through a consolidation, subdivision or reclassification of Shares, or otherwise, the number of Shares available under the Plan, the Shares subject to any Option, and the purchase price thereof shall be adjusted appropriately by the Board and such adjustment shall be effective and binding for all purposes of the Plan.

2.15	Approval

The terms of the Options granted from time to time hereunder, and the Optionees to whom Options are granted, are subject, if applicable, to the rules, regulations and policies of any stock exchange on which the Shares are listed accepting notice of such terms and proposed Optionees.

Article 3 – AMENDMENT PROCEDURE

3.1	Board Approval

The Corporation retains the right to amend or terminate the terms and conditions of the Plan or Option Agreement, as applicable, by resolution of the Board (the “Amendment Procedure”). Any amendment to the Plan shall take effect only with respect to Options granted after the effective date of such amendment, provided that it may apply to any outstanding Options with the mutual consent of the Corporation and the Optionees to whom such Options have been granted. Without limiting the generality of the foregoing, the Board may use the Amendment Procedure without seeking shareholder approval (to the extent allowed by the rules of The NASDAQ Stock Market LLC) when:

(a)          altering, extending or accelerating the terms and conditions of vesting of any Options;

(b)          accelerating the Expiry Date of Options;

(c)          amending or modifying the mechanics of exercise of Options as set forth in Sections 2.7 and 2.8, provided however, payment in full of the Option Price for the Shares shall not be so amended or modified;

(d)          effecting amendments of a “housekeeping” or ministerial nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error, inconsistency or omission in or from the Plan or any Option Agreement;

(e)          effecting amendments necessary to comply with the provisions of applicable laws (including, without limitation, the rules, regulations and policies of any stock exchange on which the Shares are listed);

(f)          effecting amendments respecting the administration of the Plan;

(g)          effecting amendments necessary to suspend or terminate the Plan; and

(h)          any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable law (including, without limitation, the rules, regulations, and policies of any stock exchange on which the Shares are listed).

3.2	Shareholder Approval

Shareholder approval will be required for the following types of amendments:

(a)          any amendment that increases the number of Shares issuable under the Plan;

(b)          any amendment that extends the term of Options beyond the original expiry;

(c)          a reduction in the Option Price of an Option, the granting of a material increase in benefits to Participants or the cancellation and reissuance of Options or other entitlements;

(d)          any amendment required to be approved by shareholders under applicable law (including, without limitation, pursuant to the rules, regulations and policies of any stock exchange on which the Shares are listed);

(e)          any amendment which would permit Options granted under the Plan to be transferable or assignable other than for normal estate planning and settlement purposes;

(f)          any amendment that increases limits imposed by the Plan on Option participation;

(g)          any amendment that materially expands the class of participants eligible to participate in the Plan;

(h)          any amendment that expands the types of options, awards or entitlements provided under the Plan; and

(i)          any amendment so as to increase the ability of the Board to amend the Plan without shareholder approval.

3.3	Disinterested Shareholder Approval

Disinterested Shareholder Approval will be required for the following types of amendments:

(a)          amendments to the Plan that could result in the removal of, or increase in, the limits on Insider participation in the Plan

(b)          amendments to the Plan that extend the term of an option held by an Insider;

(c)          any reduction in the Option Price of an Option if the Optionee is an Insider at the time of the proposed amendment; and

(d)          amendments requiring Disinterested Shareholder Approval under applicable law (including, without limitation, pursuant to the rules, regulations and policies of any exchange on which the Shares are listed).

ARTICLE 4 – GENERAL

4.1	Transferability and Assignability

All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable or assignable unless specifically provided herein, including, for example, pursuant to Section 2.10(a) above.

During the lifetime of a Participant all benefits, rights and options may only be exercised by the Participant.

4.2	Employment

Nothing contained in the Plan shall confer upon any Participant any right with respect to employment or continuance of employment or any retainer with the Corporation or an Affiliate interfere in any way with the right of the Corporation or any Affiliate to terminate the Participant’s employment or retainer at any time. Participation in the Plan by a Participant is voluntary.

4.3	Record Keeping

The Corporation shall maintain a register in which shall be recorded:

(a)          the name and address of each Participant; and

(b)          the number of Options granted to a Participant and the number of Options outstanding, the exercise price and the applicable vesting schedule.

4.4	Necessary Approvals; Regulatory Compliance

The Plan shall be effective only upon the approval of the Exchange and, if required by such Exchange, of the shareholders of the Corporation.

The obligation of the Corporation to issue and deliver Shares in accordance with the Plan is subject to the approval of any governmental or securities regulatory authority having jurisdiction which may be required in connection with the authorization or issuance of such Shares by the Corporation. If any Shares cannot be issued to any Participant for any reason including, without limitation, the failure to obtain such approval, then the obligation of the Corporation to issue such Shares shall terminate and any Option price paid to the Corporation shall be returned to the Participant.

Disinterested shareholder approval as required by the policies of the Exchange shall be obtained for any reduction in the exercise price per Share if the Optionee is an Insider of the Corporation (as that term is defined by the Exchange) at the time of the proposed amendment. Notwithstanding the foregoing, no reduction in the exercise price per Share shall be permitted for an Option granted to a U.S. Optionee if such reduction would lower the exercise price below the fair market value at the date of the grant, as described in Section 2.4 above or would otherwise cause the Option to become subject to additional taxes or penalties under Section 409A of the Code.

Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of applicable securities law, including, without limitation, the U.S. Securities Act, the U.S. Exchange Act, applicable U.S. state securities laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or consolidated stock price reporting system on which prices for the Shares are quoted at any given time. As a condition to the exercise of an Option, the Corporation may require the person exercising such Option to provide certain representations, warranties and certifications to the Corporation to satisfy such requirements.

Unless such securities are registered under the U.S. Securities Act, the certificates representing any Shares issued in the United States shall, until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable U.S. state securities laws and regulations, bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from registration is available.

4.5	Administration of the Plan

The Board is authorized to interpret the Plan from time to time and to adopt, amend and rescind rules and regulations for carrying out the Plan. The Board may also require that any Participant in the Plan provide certain representations, warranties and certifications to the Corporation to satisfy the requirements of applicable securities laws, including without limitation, exemptions from the registration requirements of the U.S. Securities Act and applicable state securities laws. The interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. Administration of the Plan shall be the responsibility of the appropriate directors and/or officers of the Corporation and all costs in respect thereof shall be paid by the Corporation.

4.6	Income Taxes

As a condition of the Plan, the Corporation will withhold from any remuneration otherwise payable to such Participant any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of such participation in the Plan, including the grant, exercise or sale of any Option.

4.7	Representation or Warranty

The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan,

4.8	Governing Law

The Plan shall be governed by the laws of the Province of Ontario excluding any conflicts of law, rule or principle which might refer such construction to the laws of another jurisdiction. In addition to the foregoing, the Plan shall be governed by the laws of the United States, including the U.S. Securities Act, U.S. Exchange Act, and the Code, to the extent applicable, for any U.S. Optionees.

4.9	Interpretation

Words used herein importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

4.10	Compliance with Applicable Laws

If any provision of the Plan or any agreement entered into pursuant to the Plan contravenes any law or any order, policy, by-law, rule or regulation of any exchange on which the Shares are listed, if applicable, or any regulatory body having authority over the Corporation or the Plan then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith, to the extent permissible under applicable law.

Any Option granted to a U.S. Optionee is intended to be a non-qualified stock option that is not subject to Section 422 of the Code, but that is exempt from Section 409A of the Code pursuant to United States Treasury Regulation Section 1.409A-1(b)(5) and shall be interpreted consistent with such intent.

Notwithstanding anything to the contrary herein, the Board may amend any outstanding Option without a U.S. Optionee’s consent if, as determined by the Board, in its sole discretion, such amendment is required either to: (i) confirm the exemption of any such Option under Section 409A of the Code; (ii) comply with Sections 409A of the Code; or (iii) prevent the U.S. Optionee from being subject to any tax or penalty under Section 409A of the Code. Notwithstanding the foregoing, neither the Corporation, nor any subsidiary, parent or other Affiliate, nor any of their owners, directors, officers, employees, agents or other representatives shall be liable to any Optionee with respect to any taxes, penalties, interest or other amounts if an Option becomes subject to Section 409A of the Code. Each U.S. Optionee is solely responsible for the payment of any tax liability (including any taxes and penalties that may arise under Section 409A of the Code) that may result from an Option.

Toronto, Ontario

Approved by the Directors on April 4, 2016

/s/ Rochelle Stenzler	/s/ Anthony Giovinazzo
Chairman	Chief Executive Officer

Approved by the Shareholders on May 10, 2016

/s/ Rochelle Stenzler	/s/ Anthony Giovinazzo
Chairman	Chief Executive Officer

Schedule “A”

STOCK OPTION AGREEMENT

THIS AGREEMENT made the                day of                                       , 20           .

B E T W E E N:

●,
of the

(herein referred to as the “Optionee”)

OF THE FIRST PART

- and -

CYNAPSUS THERAPEUTICS INC.,
amalgamated under the laws of Canada

(herein referred to as the “Corporation”)

OF THE SECOND PART

WHEREAS the Corporation has established a Stock Option Plan (hereinafter referred to as the “Plan”) for the granting of stock options, a copy of which has been provided to the Optionee;

AND WHEREAS the board of directors of the Corporation (hereinafter referred to as the “Board of Directors”) has authorized the granting to the Optionee pursuant to the Plan of an option to purchase common shares in the capital of the Corporation in the number, at the time, at and for the price and upon the other terms and conditions hereinafter contained;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements herein set forth, and for other good and valuable consideration (the receipt whereof is hereby acknowledged by the Corporation), the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1                       In this Agreement, the following words and expressions shall have the following meanings:

“Blackout Period” means a period during which the Optionee is prohibited from trading in securities of the Corporation pursuant to applicable securities laws or any existing policy of the Corporation;

“Expiry Date” means ● years from the date hereof, provided however that if the Expiry Date occurs during a Blackout Period then the Expiry Date means the date which is 10 business days after such date on which the Blackout Period ends;

“Option” means the option to purchase Shares granted to the Optionee pursuant to this Agreement, and includes any portion of that option;

“Option Shares” means the Shares the Optionee is entitled to purchase under this Agreement; and

“Share” means a common share of the Corporation as constituted on the date hereof.

ARTICLE 2 - GRANT OF OPTION

2.1                       The Corporation hereby grants to the Optionee, subject to the terms and conditions hereinafter set out, an Option to purchase up to ● Shares of the Corporation at a price of ● per Share.

2.2                       The Option is granted in accordance with and subject to the terms and conditions of the Plan.

2.3                       The Option to purchase the Option Shares granted hereby may be exercised in accordance with the terms hereof and the Plan until the Expiry Date, as follows:

(a)          Subject to the other terms hereof, entitlement to purchase shares under the Option will vest in ● amounts, being on the dates that are ● and ● following the date of this grant, except as may otherwise be determined by the Board of Directors. If in calculating “five equal amounts” the quotient results in a fractional amount, the number vested will round down to the next whole share amount and the partial shares accumulated and vested as part of the final year’s amount. Entitlements that have vested may be exercised in accordance with the provisions of the Plan.

(b)          Subject to the other terms hereof, the vested portion of the Option may be exercised in whole or in part and at any time from time to time until the Expiry Date. In the event of a proposed merger or amalgamation of the Corporation with one or more other corporations, an offer to purchase all of the shares in the capital of the Corporation or the sale of all or substantially all of the property and assets of the Corporation, then all of the Options granted to the Optionee shall vest and the Optionee shall have the right to exercise all of the Options granted hereunder on such terms as the Board of Directors of the Corporation deems reasonable, subject to approval of the Toronto Stock Exchange, so that the Optionee may participate in such transaction.

(c)          If the Optionee ceases to be an Eligible Employee, Eligible Director, Eligible Consultant, Eligible Member of Management or Eligible Management Company Employee for any reason other than cause of death, any vested Option held by such Optionee may be exercised within 90 days following such date or such reasonable period of time as may be determined by the Board of Directors of the Corporation not to exceed the greater of 12 months and the Expiry Date.

2.4                       Subject to sooner termination in accordance with the terms of the Plan, the Option shall expire and terminate upon the Expiry Date as to such of the Option Shares in respect of which the Option has not then been exercised.

ARTICLE 3 - RESERVATION OF SHARES

3.1                       The Corporation shall at all times during the term of this Agreement, keep available a sufficient number of unissued Shares in its authorized capital equal to those of the Option Shares which have not been issued.

ARTICLE 4 - ASSIGNMENT AND ENUREMENT

4.1                       The Option is personal to the Optionee and non-assignable and neither this Agreement nor any rights hereunder shall be transferable or assignable by the Optionee except as expressly permitted under the terms of the Plan.

4.2                       This Agreement shall enure to the benefit and be binding upon the parties hereto and their permitted successors and assigns.

ARTICLE 5 - EXERCISE OF THE OPTION

5.1                       The Option may be exercised in the manner set forth in the Plan. The Corporation shall, within a reasonable period of time, issue the Shares so purchased in the name of the Optionee and deliver the certificate(s) therefor to the Optionee.

ARTICLE 6 - RIGHTS OF THE OPTIONEE PRIOR TO THE EXERCISE DATE

6.1                       The Option herein granted shall not entitle the Optionee to any right whatsoever as a shareholder of the Corporation with respect to any Shares subject to the Option until it has been exercised and the Option Shares thereby purchased have been issued as fully paid and non-assessable.

6.2                       Nothing contained in this Agreement or done pursuant hereto shall obligate the Optionee to purchase and/or pay for any Option Shares except those Option Shares in respect of which the Optionee shall have validly exercised this Option.

ARTICLE 7 - REGULATORY APPROVAL

7.1                       Notwithstanding anything to the contrary in this Agreement, the Optionee hereby agrees that she will not exercise the Option, and that the Corporation will not be obliged to issue any Shares hereunder, if the exercise of the Option or the issuance of the Shares shall constitute a violation by the Optionee or the Corporation of any provision of any law or regulation or of any order, regulation, policy or rule of any governmental authority, regulatory body or stock exchange. Any determination in this connection made by the Board of Directors of the Corporation shall be final, binding and conclusive.

7.2                       The Corporation shall in no event be obliged, by any act of the Optionee or otherwise, to issue, register or qualify for resale any securities issuable upon exercise of the Option pursuant to a prospectus or similar document or to take any other affirmative action in order to cause the exercise of the Option or the issue or resale of the Shares issuable pursuant thereto to comply with any law or regulation or any order, regulation, policy or rule of any governmental authority, regulatory body or stock exchange; provided that the Corporation shall notify the Toronto Stock Exchange and other appropriate regulatory bodies in Canada of the existence of the Option and any exercise thereof.

ARTICLE 8 - ACKNOWLEDGEMENT OF PERSONAL INFORMATION

8.1                       “Personal Information” means any information about an identifiable individual, and includes the information contained in this Agreement.

8.2                       The Optionee hereby consents to:

(a)          the disclosure of Personal Information by the Corporation to the Toronto Stock Exchange; and

(b)          the collection, use and disclosure of Personal Information by the Toronto Stock Exchange from time to time for the purposes set out and in accordance with the policies of the Toronto Stock Exchange.

ARTICLE 9 - FURTHER ASSURANCES

9.1                       The parties hereto covenant that they shall and will from time to time and at all times hereafter do and perform all such acts and things and execute all such deeds, documents and writings as may be required to give effect to the true intent of this Agreement.

ARTICLE 10 - INTERPRETATION AND GENERAL

10.1                       It is understood and agreed by the parties hereto that questions may arise as to the interpretation, construction or enforcement of this Agreement or the Plan and the parties are desirous of having the Board of Directors of the Corporation determine any such question or interpretation, construction or enforcement. It is, therefore, understood and agreed by and between the parties hereto that any question arising under the terms of this Agreement or the Plan as to interpretation, construction or enforcement shall be referred to the Board of Directors of the Corporation and their majority decision shall be final and binding on both of the parties hereto.

10.2                       Neither the Corporation nor its directors or officers, or any of them, shall be liable to the Optionee or to the Optionee’s personal representatives by reason of any loss or anticipated loss of economic benefit by reason of any action or event, whether or not concurred in by them, which has the effect of curtailing or abrogating the benefits which have accrued or might have accrued to the Optionee hereunder, including, without limitation, the voluntary or involuntary winding up of the Corporation, the sale of all or substantially all of its assets, the delisting of the Shares from public trading, or any decline in the value of the Shares for any reason whatsoever.

10.3                       The payment of all income taxes or other taxes or assessments in the nature of taxes levied upon the Optionee as a result of the granting or exercise of the Option shall be solely the responsibility of the Optionee.

10.4                       In this Agreement, words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

10.5                       This Agreement, including any schedules annexed hereto, constitute the entire agreement between the parties hereto and there are no oral statements, representations, warranties, undertakings or agreements between the parties modifying the provisions of this Agreement. No supplement, amendment, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

10.6                       Time shall be of the essence of this Agreement.

ARTICLE 11 - GOVERNING LAW

11.1                       Except as otherwise set forth in the Plan, this Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario excluding any conflicts of law, rule or principle which might refer such construction to the laws of another jurisdiction.

11.2                       Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the Courts of the Province of Ontario and the Supreme Court of Canada.

ARTICLE 12 - NOTICES

12.1                       Any notice to be given pursuant to the provisions hereof shall be conclusively deemed to have been given and received by a party hereto and to be effective on the day on which it is delivered to such party at the addresses set forth below (or at such other address that such party shall supply to the other parties in writing) or if sent by mail, on the fifth business day after the day on which mailed, addressed to such party at said address:

(a)          If to the Optionee, at

(b)          If to the Corporation, at

828 Richmond Street West

Toronto, ON M6J 1C9

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED, SEALED & DELIVERED	)
in the presence of:	)
)
)
)
Witness	)	[Name]

CYNAPSUS THERAPEUTICS INC.

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

Schedule “A”

CYNAPSUS THERAPEUTICS INC.

DIRECTORS, MANAGEMENT, EMPLOYEES AND

CONSULTANTS STOCK OPTION PLAN

NOTICE OF DISPOSITION

TO:        Cynapsus Therapeutics Inc.

828 Richmond Street West,

Toronto, Ontario, M6J 1C9

Attention:	The Administrator, Directors, Management, Employees and Consultants Stock Option Plan

The undersigned hereby irrevocably gives notice, pursuant to the Cynapsus Therapeutics Inc. (the “Corporation”) Directors, Management, Employees and Consultants Stock Option Plan (the “Plan”), of the disposition of (cross out the inapplicable item):

(a)          all of the Options; or

(b)          _____________________of the Options;

which are the subject of the Option Agreement attached hereto.

The undersigned hereby elects pursuant to Section 2.8 of the Plan to dispose of the above-mentioned Options to the Company and directs the Company to issue a certificate evidencing the whole number of Shares to which the undersigned is entitled based on the formula set out in Section 2.8 of the Plan and directs the Company to issue such certificate in the name of the undersigned and to mail such certificate to the undersigned at the following address:

DATED the ____ day of ___________________, 20___.

Signature of Optionee